	Company Contact:	Maggie Feeney
Executive Vice President and Chief Financial Officer
Final		Cache Inc.
(212) 575-3206

	Investor Relations:	Allison Malkin/Rachel Schacter
ICR, Inc.
(203) 682-8225/(646) 277-1243

CACHE REPORTS FOURTH QUARTER AND FISCAL 2011 RESULTS
Fourth Quarter Comparable Store Sales Increase 12.4%
Fourth Quarter Diluted EPS Improves Significantly to $0.15
From a Loss per Share of $1.11 Last Year
Company Updates First Quarter Guidance

New York, New York – March 29, 2012 – Cache Inc., (NASDAQ: CACH), a specialty chain of women’s apparel stores, reported results for the thirteen (“fourth quarter”) and fifty-two week periods (“fiscal 2011”) ended December 31, 2011.

For the 13-week period ended December 31, 2011:

●
Net sales increased 12.5% to $62.9 million from $55.9 million in the fourth quarter of fiscal 2010. Comparable store sales increased 12.4%, compared to a decrease of 6.4% in the fourth quarter of fiscal 2010;

●	Gross profit increased 27.8% to $27.2 million, or 43.3% of net sales, compared to $21.3 million, or 38.1% of net sales, in the fourth quarter of fiscal 2010;
●
Operating income totaled $2.4 million, a significant improvement from an operating loss of $13.8 million in the fourth quarter of 2010. Operating income for the fourth quarter of 2011 included $374,000 of other charges, or $0.02 per diluted share. Operating loss for the fourth quarter of 2010 included $10.5 million of other charges, or $0.51 per diluted share;

●
Net income totaled $1.9 million or $0.15 per diluted share, which included the following benefits and costs: (i) a $562,000, or ($0.04) per diluted share benefit from the reversal of the tax valuation allowance against net deferred tax assets; (ii) a $396,000 after tax, or $0.03 per diluted share, non-cash store impairment charge; and (iii) a $190,000 after tax, or ($0.02) per diluted share, gain on note payable settlement. This compares to a net loss of $14.2 million, or ($1.11) per diluted share, in the prior year period, which included the following costs: (i) $5.7 million, or $0.44 per diluted share, related to the valuation allowance; (ii) a $5.6 million after tax, or $0.44 per diluted share, non-cash impairment charge after tax against the remaining carrying value of the Company’s goodwill associated with its AVD reporting unit; (iii) a $603,000 after tax, or $0.05 per diluted share non-cash store impairment charge; and (iv) $284,000 after tax, or $0.02 per diluted share, in other legal expenses; and

●
Adjusted net income for the 13-week period in fiscal 2011 was $1.5 million, or $0.12 per diluted share, excluding tax valuation allowance reversal, store impairment charges and gain on note payable settlement, as compared to adjusted net loss for the fourth quarter of fiscal 2010 of $2.0 million or ($0.16) per diluted share excluding impairment charges, other legal expenses and the tax valuation allowance described above.

Thomas Reinckens, Chairman and Chief Executive Officer, commented: “The fourth quarter represented a strong finish to a positive year of growth for Cache.  The year included an 8.1% increase in comparable store sales, a 490 basis point expansion in gross profit margin and solid profitability reflecting the strong acceptance of our assortments and the success of the process changes we began to implement in 2010.  We are very proud of our performance this year and believe we have developed a strong foundation to continue our positive momentum in fiscal 2012 and beyond.”

“In the year ahead, we will build upon the initiatives that led to our success in 2011, with exciting initiatives planned to enhance and grow our brand. We plan to intensify our marketing efforts, expand our e-commerce and our international reach, as well as seeking to further increase our store productivity and profitability. In addition, year to date we closed 12 unprofitable stores and expect to close approximately five more stores in fiscal 2012. We remain confident in our strategies and expect fiscal 2012 to represent another year of accomplishments toward our long term objectives.”

For the 52-week period ended December 31, 2011:

●	Net sales increased 8.4% to $223.9 million from $206.5 million in fiscal 2010. Comparable store sales increased 8.1%, compared to a decrease of 2.3% in fiscal 2010;
●	Gross profit increased 22.3% to $96.4 million, or 43.1% of net sales, compared to $78.9 million or 38.2% of net sales in fiscal 2010;
●
Operating income increased to $2.2 million from an operating loss of $27.1 million in fiscal year 2010. Operating income for fiscal 2011 included a net of $76,000 in other charges. Fiscal 2010 operating income included $12.2 million of other charges, or $0.59 per diluted share;

●
Net income for fiscal 2011 of $2.1 million, or $0.16 per diluted share, included the following benefits and costs: (i) a $833,000 benefit, or ($0.06) per diluted share, from the reversal of the tax valuation allowance against deferred tax assets and state income tax reserves; (ii) $396,000 after tax, or $0.03 per diluted share, non-cash store impairment charge; (iii) $248,000 after tax, or ($0.02) per diluted share, in legal cost reimbursement; and (iv) $190,000 after tax, or ($0.02) per diluted share, from gain on note payable settlement.  This compares to a net loss of $22.4 million, or ($1.76) per diluted share, for fiscal 2010 and included the following costs: (i) a $5.7 million, or $0.44 per diluted share charge related to the valuation allowance; (ii) $5.6 million after tax, or $0.44 per diluted share, non-cash impairment charge against the remaining carrying value of the Company’s goodwill associated with its AVD reporting unit; (iii) a $603,000 after-tax, or $0.05 per diluted share, non-cash store impairment charge; and (iv) $1.3 million after tax, or $0.10 per diluted share, in other legal expenses; and

●
Adjusted net income for fiscal 2011 was $1.2 million, or $0.09 per diluted share, excluding impairment charges, legal cost reimbursement, gain on note payable settlement, tax valuation reversal and reversal of state income tax reserves, as compared to fiscal 2010 adjusted net loss of $9.2 million or ($0.72) per diluted share, excluding impairment charges, tax valuation allowance and legal fees described above.

Fourth Quarter and Full Year Operating Results

Gross profit for the fourth quarter of fiscal 2011 was $27.2 million, or 43.3% of net sales, compared to $21.3 million, or 38.1% of net sales, in the fourth quarter of fiscal 2010. For fiscal 2011, gross profit was $96.4 million, or 43.1% of net sales, compared to $78.9 million, or 38.2% of net sales, in fiscal 2010. The gross profit increase in the fourth quarter and fiscal year was primarily driven by an increase in net sales, as well as an increase in initial mark-up and a reduction in markdowns as a percent of sales, in addition to a decrease in operational costs related to the Company’s design, production and sourcing departments.

In total, operating expenses were $24.8 million, or 39.5% of net sales, as compared to $35.1 million, or 62.9% of net sales, in the fourth quarter of fiscal 2010. For fiscal 2011, total operating expenses were $94.2 million, or 42.1% of net sales, compared to $106.0 million, or 51.3% of net sales, in fiscal 2010.  The decrease in operating expenses for the fourth quarter and fiscal year 2011 was primarily driven by the non-cash impairment charges and other legal expenses incurred.

At December 31, 2011, cash and marketable securities totaled $29.5 million, as compared to $28.0 million in cash and marketable securities at January 1, 2011. Working capital increased by $6.1 million to $34.4 million, from $28.3 million at January 1, 2011. Total inventory at cost increased 39.8% to $22.1 million at year-end from the prior-year period, primarily due to the Company’s unusually low inventory position at year-end fiscal 2010.  In addition, the growth in inventory reflects an increase to accommodate sales growth and merchandise to support the establishment of the Company’s new e-commerce fulfillment center, as well as the timing of inventory receipts.

A table summarizing financial results follows:

	Fifty-Two Weeks Ended		Thirteen Weeks Ended
	Dec. 31, 2011	Jan. 1, 2011	Dec. 31, 2011	Jan. 1, 2011
	($ thousands, except for per share data, share numbers and store count)

Net sales	$223,880	$206,519	$62,856	$55,870

Pre-tax income (loss), inclusive of other charges	$2,265	($27,071)	$2,378	($13,830)
Other charges:
Impairment charges	719	10,066	719	10,066
Other legal expenses (reimbursement)	(450)	2,096	-	459
Gain on note payable settlement	(345)	-	(345)	-

Pre-tax income (loss) excluding other charges	$2,189	$(14,909)	$2,752	$(3,305)

Income tax provision (benefit),
inclusive of other charges	$184	$(4,639)	$502	$391
Tax valuation allowance and reserves	833	(5,666)	562	(5,666)
Other charges, tax benefit	(34)	4,630	168	4,014

Income tax provision (benefit),
excluding other charges	$983	$(5,675)	$1,232	$(1,261)

Net income (loss), inclusive of other charges	$2,081	$(22,432)	$1,876	$(14,221)
Net income (loss),
excluding other charges	$1,206	$(9,234)	$1,520	$(2,044)

Basic earnings (loss) per share	$0.16	$(1.76)	$0.15	$(1.11)
Diluted earnings (loss) per share	$0.16	$(1.76)	$0.15	$(1.11)

Per share – Impairment charges	$0.03	$0.49	$0.03	$0.49
Per share – Legal expenses (reimbursement)	$(0.02)	$0.10	-	$0.02
Per share – Gain on note payable settlement	$(0.02)	-	$(0.02)	-
Per share – Tax valuation allowance and reserves	$(0.06)	$0.44	$(0.04)	$0.44
Diluted earnings (loss) per share
excluding other charges	$0.09	$(0.72)	$0.12	$(0.16)

Basic weighted average shares outstanding	12,838,000	12,779,000	12,859,000	12,795,000

Diluted weighted average shares outstanding	12,884,000	12,779,000	12,903,000	12,795,000

Number of stores open, at end of period	279	282	279	282

Store Opening Plans

At December 31, 2011, the Company’s store count was unchanged from the third quarter, with 279 stores in operation. To date during fiscal 2012, the Company closed 12 stores and expects to close approximately five stores, while opening two new stores, ending the year with approximately 264 stores and approximately 530,000 square feet in operation. The closed stores had negative profitability in fiscal 2011 and their closure is expected to have a positive impact on fiscal 2012 earnings.

First Half Fiscal 2012 Outlook

For the first quarter of fiscal 2012, the Company currently expects comparable store sales to increase in the high-single digit range following a 7.7% comparable store sales increase in the first quarter of fiscal 2011.  Net loss is expected to approximate $0.09 per share, as compared to a net loss of $0.06 per share reported in the first quarter of fiscal 2011. The Company noted that while it received a strong reception to its spring assortment, the earlier transition to spring merchandise in the first quarter of 2012 versus the first quarter of 2011 led to a lower percentage of full-price selling. In addition, while casual day-into-evening dresses remained strong, the Company saw a softer response to the special occasion dress category, which traditionally increases in importance in the first quarter. The combination of these factors prompted increased promotional activity and is expected to pressure first quarter gross profit margin. The Company has seen a strengthening in sales during the last three weeks of March, with comparable store sales increasing in the low-double digit range, representing a significant increase over February and early March sales increases. The Company believes this improvement is due to the warmer weather and the wear-now appeal of the Spring merchandise offerings.

The Company currently expects to report first half fiscal 2012 earnings per share above the $0.16 per share reported for the first half of fiscal 2011. This expectation is based on the strengthening appeal of the spring assortment. This expectation is further validated by the acceleration in comparable store sales trends to the positive low-double digit range in late March 2012, which is expected to continue into the second quarter.

Conference call information

The Company will conduct a conference call to discuss its fourth quarter and fiscal 2011 results today, March 29, 2012 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.cache.com. A replay of this call will be available until April 6, 2012 and can be accessed by dialing (877) 870-5176 and entering PIN number 389955.

About Cache, Inc.

Cache is a nationwide, mall-based specialty retailer of sophisticated sportswear and social occasion dresses targeting style-conscious women who have a youthful attitude and are self-confident. The Company currently operates 267 stores, primarily situated in central locations in high traffic, upscale malls in 43 states, the Virgin Islands and Puerto Rico.

Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Although Cache, Inc. believes the statements are based on reasonable assumptions, there can be no assurance that these expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, industry trends, merchandise and fashion trends, competition, seasonality, changes in general economic conditions and consumer spending patterns, the ability to successfully open new stores, reliance on foreign manufacturers and dependence on management and vendors and distributors, as well as other risks outlined from time to time in the filings of Cache, Inc. with the Securities and Exchange Commission.